Coopers
& Lybrand





                       Consent of Independent Accountants




To the Trustees of Scudder Equity Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 29 to the Registration Statement of Scudder Equity Trust on Form N-1A, of our report dated November 5, 1997 on our audit of the financial statements and financial highlights of Scudder Value Fund, which report is included in the Annual Report to Shareholders for the period ended September 30, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."





Boston, Massachusetts                   Coopers & Lybrand L.L.P.
April 15, 1998